AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

among:

ETRANSMEDIA TECHNOLOGY, INC.

a New York corporation,

FORMATIV HEALTH MANAGEMENT, INC.

a Delaware corporation

ASSOCIATED BILLING SERVICES, LLC

a Delaware limited liability company

DOCTORSXL HOLDINGS, LLC

a Delaware limited liability company

HARRT ASSOCIATES, LLC

a Delaware limited liability company

MEDI BILLING SOLUTION SERVICES, LLC

a Delaware limited liability company

MEDI-CLAIM SERVICES, LLC

a Delaware limited liability company

MEDIGISTICS, LLC

a Florida limited liability company

ARCHIIVUS LLC

a Delaware limited liability company

DOCTORSXL, LLC

a Nevada limited liability company

ASSOCIATED BILLING SERVICES, INC.

an Arizona corporation

MEDICAL BILLING SOLUTION SERVICES, INC.

a Pennsylvania corporation

MEDI-CLAIM SERVICES, INC.

a Delaware corporation

MEDIGISTICS, INC.

an Ohio corporation

and

MTBC-MED, INC,

a Delaware corporation

Dated on April 1, 2019

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	4.3	Indemnification by the Purchaser	22
	4.4	Conditions of Indemnification	23
	4.5	Exclusive Remedies	23
	4.6	Adjustment to Purchase Price	24

5.	Certain Post-Closing Covenants		24

	5.1	Further Actions	24
	5.2	Confidentiality; Publicity	24
	5.3	Transition Services	24
	5.4	Accounts Receivable	26
	5.5	Assignment of Leases	26
	5.6	Vendor Payments	26
	5.7	Non-Solicitation	26
	5.8	Change of Name	27
	5.9	Transfer Taxes	27
	5.10	Bulk Sales Laws	27
	5.11	Financial Statements	27
	5.12	Business Records	28
	5.13	Public Announcement	28

6.	Termination		29

	6.1	Termination Events	29
	6.2	Notice	30
	6.3	Effects of Termination	30
	6.4	Fees and Expenses	30

7.	Miscellaneous Provisions		30

	7.1	Further Assurances	30
	7.2	Sole Representations and Warranties	31
	7.3	Notices	31
	7.4	Headings	31
	7.5	Counterparts	31
	7.6	Unattached Exhibits	32
	7.7	Specific Performance	32
	7.8	Waiver	32
	7.9	Amendments	32
	7.10	Severability	32
	7.11	Entire Agreement	33
	7.12	Construction	33
	7.13	Choice of Law and Venue	33
	7.14	Waiver of Jury Trial	33
	7.15	No Third-Party Beneficiaries	34
	7.16	Non-Recourse	34

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (“Agreement”) entered into as of April 1, 2019, by and among ETRANSMEDIA TECHNOLOGY, INC., a New York corporation (the “Seller”), FORMATIV HEALTH MANAGEMENT, INC., a Delaware corporation (“Formativ”), and ASSOCIATED BILLING SERVICES. LLC, a Delaware limited liability company, DOCTORSXL HOLDINGS, LLC, a Delaware limited liability company, HARRT ASSOCIATES, LLC, a Delaware limited liability company, MEDI BILLING SOLUTION SERVICES, LLC, a Delaware limited liability company, MEDI-CLAIM SERVICES, LLC, a Delaware limited liability company, MEDIGISTICS, LLC, a Florida limited liability company, ARCHIIVUS, LLC, a Delaware limited liability company, DOCTORSXL, LLC, a Nevada limited liability company, ASSOCIATED BILLING SERVICES, INC., an Arizona corporation, MEDICAL BILLING SOLUTION SERVICES, INC., a Pennsylvania corporation, MEDI-CLAIM SERVICES, INC., a Delaware corporation, MEDIGISTICS, INC., a Ohio corporation (collectively, the “Seller Subsidiaries), and MTBC-MED INC., a Delaware corporation (the “Purchaser”). Seller, Formativ, and Seller Subsidiaries may hereinafter be referred to as the “Seller Parties.” Seller, Seller Parties, and Purchaser may each be referred to herein each individually as a “Party” and/or collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit “A”.

RECITALS

WHEREAS, on March 27, 2019, the Seller Parties and the Purchaser entered into an asset purchase agreement (the “Original Agreement”). Section 7.9 of the Original Agreement permits the amendment of the Original Agreement if such amendment is signed by the Seller Parties and the Purchaser. The Seller Parties and Purchaser desire to enter into this Agreement to amend and restate in its entirety the Original Agreement in accordance with Section 7.9.

Whereas, the Seller and the Seller Subsidiaries (as hereinafter defined) are engaged in the business of providing medical billing, practice management, credentialing, transcription, record retention, and request for information and related services to hospitals, group physician practices and others in connection with medical care delivered by Part B Healthcare Providers (as hereinafter defined) (the “Business” and the services rendered by the Business, the “Business Services” which, for the avoidance of doubt, exclude any patient access services).

Whereas, the Purchaser desires to purchase the Purchased Assets (as hereinafter defined) with respect to the Business (other than the Excluded Assets (as hereinafter defined)) and Purchaser is willing to assume the Assumed Liabilities (as hereinafter defined) with respect to the Business, on the terms and subject to the conditions set forth in this Agreement.

Whereas, the Seller and Seller Subsidiaries, as applicable, wishes to sell the Purchased Assets to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

Now Therefore, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Sale of Assets; Related Transactions.

1.1 Purchase and Sale of the Purchased Assets.

(a) Effective as of the Closing Date, and on the terms and subject to the fulfillment of the conditions of this Agreement, the Seller Parties agree to sell, assign, transfer and deliver to the Purchaser and cause the Seller Subsidiaries as may be applicable to sell, assign, transfer and deliver to Purchaser, and the Purchaser agrees to purchase and accept from the Seller and the Seller Subsidiaries all right, title and interest in and to the following assets, properties and rights of Seller and the Seller Subsidiaries (collectively, the “Purchased Assets”), free and clear of all Liabilities and Encumbrances, except the Permitted Encumbrances: (i) all of the Seller’s and Seller Subsidiaries’ rights and remedies, as of and from the Closing Date, in, to and under each Acquired Contract; (ii) the Business Records; (iii) all fixed assets consisting of furniture, computers, servers, and related equipment and related software licenses listed on Part 1.1(a)(iii) of the Disclosure Schedule; (iv) all leasehold improvements relating to the Leases; (v) all prepayments with respect to the Seller Employee Plans (“Benefit Plans Prepayment”) and deposits under Leases (“Lease Deposits”); (vi) all Seller IP and all tangible embodiments of the Seller Products listed on Part 2.6 (a) of the Disclosure Schedule; (vii) all Contract rights relating to restrictive covenants listed on Part 1.1(a)(vii) of the Disclosure Schedule; and (viii) all goodwill of Seller Parties related to the Purchased Assets listed above.

(b) Excluded Assets. Purchaser shall not obtain any right, title or interest in or to any of Seller’s or Seller Subsidiaries’ assets other than the Purchased Assets and all of such other assets of Seller and the Seller Subsidiaries including the property, assets or rights listed on Exhibit “B” shall be excluded from the Purchased Assets.

(c) Assumed Liabilities. The Purchaser shall assume, pay, discharge and perform when due the Assumed Liabilities. The Purchaser shall not assume or be liable for any Liabilities of the Seller or the Seller Subsidiaries other than the Assumed Liabilities.

1.2 Purchase Price.

(a) The total purchase price (the “Purchase Price”) shall be as follows: One Million Six Hundred Thousand Dollars ($1,600,000.00) paid via bank wire transfer of immediately available funds to Seller’s bank account.

(b) Except as explicitly provided otherwise herein, Seller or Seller Subsidiaries, as applicable, will be solely responsible for all expenses and Liabilities that accrue relative to the Business and Purchased Assets through the end of the day on the day before the Closing Date.

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1.3 Closing Conditions. The obligations of Seller Parties and Purchaser to consummate the Closing are subject to the satisfaction of each of the following conditions:

(a) The closing of the sale of the Purchased Assets to the Purchaser (the “Closing”) shall be effective as of 12:01 a.m. ET on the Closing Date or such other date and time as mutually agreed upon by the Parties;

(b) No injunction, stay, or similar Order issued by any Governmental Body shall be in effect that restrains, enjoins, stays, or prohibits the consummation of the Transactions;

(c) The Parties shall have agreed upon the content of all closing documents, Schedules, and Exhibits thereto;

(d) Purchaser shall have successfully and to its satisfaction completed all requisite due diligence prior to Closing;

(e) On the Closing Date (or the first business day immediately following the same if the Closing Date is a weekend or National holiday) or a date to be mutually decided upon:

(i) The Seller (and each of the Seller Subsidiaries as may be appropriate) shall execute and deliver to the Purchaser such bills of sale (in the form attached as Exhibit “C”), endorsements, and other documents as may (in the reasonable judgment of the Purchaser) be necessary or appropriate to convey, transfer and deliver to the Purchaser good and valid title to the tangible assets included in the Purchased Assets free of any Encumbrances other than Permitted Encumbrances;

(ii) The Purchaser shall execute and deliver to the Seller (and each of the Seller Subsidiaries as may be appropriate) the Assumption Agreement (in the form attached as Exhibit “D”);

(iii) Except as set forth on Exhibit “B”, subject to compliance with Legal Requirements, the Seller and the Seller Subsidiaries shall deliver to Purchaser possession and custody of (A) the Acquired Contracts (to the extent copies can be located in the files of the Seller and the Seller Subsidiaries) and (B) all Customer Data and other records and data related exclusively and necessarily to the Acquired Contracts, Retained Employees and Intellectual Property (collectively, the “Business Records”);

(iv) The Seller (or one of the Seller Subsidiaries as may be appropriate) shall deliver to the Purchaser all consents, waivers, approvals or authorizations from the appropriate parties, entities, and/or authorities set forth on Part 1.3(e)(iv) of the Disclosure Schedule;

(v) The Seller (or one of the Seller Subsidiaries as may be appropriate) and Purchaser shall each execute and deliver to the other Party a Lease assignment for each of the offices in Charlotte NC, Phoenix AZ, and Columbus OH in form mutually acceptable to Seller and the Purchaser;

(vi) The Purchaser shall pay the Purchase Price in accordance with Section 1.2(a);

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(vii) The Purchaser shall pay the Seller by wire transfer of immediately available funds an amount equal to the sum of the Benefit Plans Prepaymentand the April rent payment;

(viii) The Purchaser shall deliver to Seller: (A)(i) a copy of the certificate of incorporation of the Purchaser, certified as of a date no more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware, (ii) a certificate of the Secretary of State of the State of Delaware, dated as of a date no more than ten (10) business days prior to the Closing Date, as to the valid existence and good standing of the Purchaser in the State of Delaware, and (iii) a copy of such resolutions of the Purchaser as are appropriate to authorize the execution, delivery and performance by it of this Agreement and each other Transactional Agreement, with each of the items described in the foregoing clauses (i) through (iii) certified as true, correct and complete as of the Closing Date by an authorized officer of the Purchaser; and (B) an officer’s certificate of the Purchaser certifying that each of the conditions required to be satisfied by the Purchaser pursuant to this Section 1.3 have been satisfied;

(ix) The Seller Parties shall deliver to Purchaser: (A)(i) a copy of the certificate of incorporation or formation, as applicable, of the Seller Parties (ii) a certificate of the Secretary of State of the state of incorporation or formation, as applicable, of each Seller Party, dated as of a date no more than ten (10) business days prior to the Closing Date, as to the valid existence and good standing of the Seller Parties in the state of incorporation or formation, as applicable, (iii) a copy of such resolutions of the Seller Parties as are appropriate to authorize the execution, delivery and performance by it of this Agreement and each other Transactional Agreement, with each of the items described in the foregoing clauses (i) through (iii) as well as the Representations and Warranties of Seller Parties contained in Section 2 hereof are certified as true, correct and complete as of the Closing Date by an authorized officer of the Seller Parties; and (B) an officer’s certificate of the Seller Parties certifying that each of the conditions required to be satisfied by the Seller Parties pursuant to this Section 1.3 have been satisfied;

(f) From the Execution Date of the Original Agreement dated March 27, 2019 through the Closing Date, Seller and the Seller Subsidiaries shall have operated the Business as normal and customary for Seller and Seller Subsidiaries prior to the Execution Date;

(g) The Parties hereto shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(h) The representations and warranties of the Parties hereto contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date);

(i) Each Party shall have performed or tendered performance of such Party’s obligations to be performed hereunder at the Closing; and

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(j) The Seller (or one of the Seller Subsidiaries as may be appropriate) shall have received all consents, waivers, approvals or authorizations from the appropriate parties, entities, and/or authorities set forth on Part 1.3(e)(iv) of the Disclosure Schedule.

1.4 Allocation of the Purchase Price. The Purchase Price allocation is to be based on the fair value of the assets acquired and liabilities assumed. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The value of the tangible assets will be based on the Seller’s closing balance sheet. The valuation of intangible assets is performed under an income approach, such as using discounted cash flows, which is the present value of forecasted cash flows applicable to the asset. The remainder of the purchase price is assigned to goodwill. The Parties agree that the Purchase Price allocation will be agreed upon by Seller Parties and Purchaser upon completion of the Audit and will be subject to approval by Purchaser’s auditor, Grant Thornton, prior to the Purchaser filing its Report on Form 8-K. The Purchase Price allocation will be prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Seller and Purchaser agree to: (i) be bound by the allocation of the Purchase Price among the Purchased Assets as reflected on the allocation mutually agreed to by Seller Parties and Purchaser (the “Purchase Price Allocation”); (ii) act consistently with the Purchase Price Allocation in the preparation and the filing of all Tax Returns, including filing Form 8594 with their United States federal income Tax Return(s) for the taxable year that includes the Closing Date, and in the course of any audit, review or litigation related to their Taxes for the taxable year that includes the Closing Date; and (iii) not take and not permit any of their Affiliates to take a position inconsistent with the Purchase Price Allocation including for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

2. Representations and Warranties of the Seller.

The Seller Parties, jointly and severally, represent and warrant to the Purchaser as follows:

2.1 Entity Representations and Warranties.

(a) Organization and Existence of the Seller. Each Seller Party is a corporation or limited liability company, as applicable, organized and validly existing under the laws of its jurisdiction of formation.

(b) Entity Power and Capacity. The Seller Parties have the entity power, authority and capacity to own or lease their assets, including the Purchased Assets, and to carry on the Business as now being conducted by it.

(c) Validity of Agreement.

(i) The Seller Parties have all necessary entity power, authority and capacity to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

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(ii) The execution, delivery and performance by the Seller Parties of this Agreement and the consummation of the Transactions have been duly authorized by all necessary entity action on the part of Seller Parties.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Seller or Seller Parties are a Party constitute or will constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d) Authorizations. There is no requirement for the Seller Parties to make any filing with, give any notice to or obtain any consent or authorization from any Governmental Body as a condition to the lawful consummation of the Transactions.

(e) No Violation. Except as set forth on Part 2.18 of the Disclosure Schedule, the execution and delivery of this Agreement by the Seller Parties, the consummation of the Transactions by Seller Parties, and the fulfillment by the Seller Parties of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(i) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Seller under:

A. any Legal Requirement;

B. any Order applicable to the Seller Parties;

C. the governing documents or any resolutions of the Seller Parties; or

(ii) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(f) No Other Agreements to Purchase. Except for the Purchaser’s rights pursuant to this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other Contract for the purchase from the Seller or Seller Subsidiaries as applicable of any of the Purchased Assets.

2.2 Reserved.

2.3 Title to Purchased Assets. The Seller (or one of the Seller Subsidiaries as may be appropriate) owns, and has good and valid title to, all of the Purchased Assets. The Purchased Assets will be transferred and assigned to the Purchaser free and clear of any Encumbrances other than the Permitted Encumbrances. Part 2.3 of the Disclosure Schedule identifies all of the Purchased Assets that are being leased or licensed to the Seller or one of the Seller Subsidiaries. Except for the Excluded Assets, the Purchased Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Business in the manner in which such Business is currently being conducted.

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2.4 Receivables. Part 2.4 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all invoiced accounts receivable, notes receivable and other receivables of the Seller and the Seller Subsidiaries as of the date of this Agreement, which are Excluded Assets.

2.5 Clients.

(a) Part 2.5 of the Disclosure Schedule accurately identifies, and provides an accurate and complete client-wise monthly breakdown of the Revenues received during the period beginning January 1, 2017, through the Execution Date from each Client. Except as set forth in Part 2.5 of the Disclosure Schedule, to the Sellers’ Knowledge, since March 1, 2019, Seller Parties have not received any notice (and prior to March 1, 2019 Seller Parties have not received any written notice) indicating that any Closing Date Client may cease doing business with the Seller or Seller Subsidiary (as applicable) or may otherwise reduce in any material respect the volume of business or the fee for business transacted by such Closing Date Client with the Seller or Seller Subsidiary (as applicable) below historical levels.

(b) Part 2.5(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete Pipeline Client list with anticipated revenue, if known.

2.6 Intellectual Property; Privacy.

(a) Products and Services. Part 2.6(a) of the Disclosure Schedule accurately identifies and sets forth a general description of each Seller Product currently being designed, developed, marketed, distributed, provided, licensed, or sold by the Seller or Seller Subsidiaries.

(b) Registered IP. Part 2.6(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP; (b) the jurisdiction and/or Governmental Body in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Seller Parties have provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to such item of Registered IP in each instance to the extent in their possession.

(c) Inbound Licenses. Part 2.6(c) of the Disclosure Schedule accurately identifies each written Contract pursuant to which any Intellectual Property Right used in the operation of the Business as currently conducted that is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) Contracts between the Seller and its employees, (ii) non-exclusive Contracts to third-party software that is not incorporated into, or used in the development, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Seller’s Business; and (iii) Contracts under which commercially available “off-the-shelf” software (including software as a service and cloud offerings) is licensed to Seller pursuant to standard commercial terms for an aggregate license fee of less than $25,000 per year).

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(d) Outbound Licenses. Part 2.6(d) of the Disclosure Schedule accurately identifies each written Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any written Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e) Royalty Obligations. Part 2.6(e) of the Disclosure Schedule contains a complete and accurate list of all Persons to whom Seller has an obligation to pay a royalty, fee, commission or other amount (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the sale, or distribution of any Seller Product or the use of any Seller IP. In the event Seller has no such royalty obligations, same is noted in Part 2.6(e) of the Disclosure Schedule

(f) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.6(f) of the Disclosure Schedule), it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement of Intellectual Property Rights of any third Person.

(g) Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Seller IP. To Sellers’ Knowledge, without limiting the generality of the foregoing, no portion of the source code for any software within the Seller IP has been disclosed or licensed to any escrow agent or other Person.

(h) Sufficiency. The Seller IP constitutes all of the material Intellectual Property Rights owned by Seller that is needed to conduct the Business as currently conducted, it being understood and acknowledged that the foregoing representation and warranty does not constitute a representation and warranty of non-infringement of Intellectual Property Rights of any third Person

(i) Harmful Code. To the actual knowledge of and upon reasonable inquiry (which shall be limited to making inquiries of direct reports and shall not include inquiries of third parties including any Client or Vendor), (“Sellers’ Knowledge”) the Seller Products set forth in Part 2.6(a) of the Disclosure Schedule do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of such Seller Products or equipment upon which such Seller Products are intended to operate.

(j) Valid and Enforceable; No Infringement. All Registered IP is subsisting, and to Sellers’ Knowledge is valid and enforceable. To Sellers’ Knowledge no Person has infringed, misappropriated, or otherwise violated since January 1, 2017, and to Sellers’ Knowledge no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.6(g) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP since January 1, 2017.

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(k) No Infringement of Third-Party IP Rights. To Sellers’ Knowledge: (i) the conduct of the Business as currently conducted does not infringe (directly, contributorily, by inducement, or otherwise), misappropriate, or otherwise violate or make unlawful use of any Intellectual Property Right of any other Person; (ii) no Seller Product set forth in Part 2.6(a) of the Disclosure Schedule infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. The Seller has not, in the previous two years, received any written notice alleging that the conduct of the Business infringes, misappropriates, or violates any Intellectual Property Rights of another Person, including any letter specifically offering that the Seller obtain a license to any Intellectual Property Right of another Person.

(l) Notwithstanding anything herein to the contrary: (i) the representations and warranties set forth in this Section 2.6 are the only representations and warranties relating to Intellectual Property Rights; and (ii) to the extent that any representation or warranty in this Section 2.6 relates to any condition, circumstance, or event, act, or omission that existed or occurred prior to January 1, 2017 (e.g., the entering into a written Contract), such representation and warranty is given solely as to Sellers’ Knowledge, whether or not a knowledge qualifier is included in such representation or warranty.

2.7 Contracts.

(a) Exhibits “F”, “J” and “K” hereto contain full and accurate list of the Acquired Contracts, including any addenda thereto. In the event that a copy of any Client Contract is unable to be located by Seller Parties, such is indicated accordingly on the Exhibit. Each Acquired Contract is in full force and effect in accordance with the terms set forth therein, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(b) Except as set forth in Part 2.7(b) of the Disclosure Schedule: (i) neither Seller nor any Seller Subsidiary is and to the Sellers’ Knowledge no other Person is in violation of or breach or default in under any Acquired Contract; and (ii) to the Seller’s Knowledge, since March 1, 2019, the Seller has not received any notice or other communication regarding any actual or alleged termination (and prior to March 1, 2019 Seller Parties have not received any written notice), material violation or material breach of, or material default under, or intention to materially reduce or limit the scope of services or materially reduce the volume of the business under any Acquired Contract; and (iii) to the Sellers’ Knowledge, neither the Seller nor any Seller Subsidiary has waived any right under any Acquired Contract.

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(c) Except as set forth in Part 2.7(c) of the Disclosure Schedule, from January 1, 2017 until the Execution Date, neither the Seller nor the Seller Subsidiaries have guaranteed or otherwise agreed to cause, insure or become liable for, and neither the Seller nor Seller Subsidiaries have pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(d) The performance of the Acquired Contracts has not resulted in any violation of or failure to comply with any Legal Requirement.

(e) Except as set forth in Part 2.7(e) of the Disclosure Schedule, Seller Parties have made no promise to any Client, Lessor or Vendor to amend in any material respect any amount paid or payable to any party under any Acquired Contract or any other term or provision of any Acquired Contract.

(f)  Except for Contracts which Seller or Seller Subsidiary, as applicable have not been able to locate in its files after a diligent investigation for Clients whose names are set forth in Part 2.7(b) of the Disclosure Schedule, Seller has made available to Purchaser true, correct and complete copies of all of its Acquired Contracts.

2.8 Liabilities.

(a) The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

2.9 Notices of Certain Events. From the Execution Date until the earlier of the termination of this Agreement pursuant to Section 6, or the Closing Date, Seller Parties shall promptly notify Purchaser in writing of:

(a) any material written communication from any Governmental Body in connection with or relating to the Transactions;

(b) the commencement or threat of any legal actions, suits, investigations, or proceedings relating to, involving, or otherwise affecting any Seller Parties, Seller Subsidiaries or the Business;

(c) any notice or threat of a Material Client’s intention to cancel, suspend, or otherwise terminate its relationship with Seller or a Seller Subsidiary, or to materially and adversely change the terms upon which it pays for goods or services from Seller or any Seller Subsidiary;

(d) any material change to the employment/staffing levels for the Business;

(e) any event or development that could have a Material Adverse Effect on the Business; or

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(f) any communications from counterparties to Vendor Agreements or Leases which could have a Material Adverse Effect on the Business.

2.10 Compliance with Legal Requirements.

(a) Except as set forth in Part 2.10(a) of the Disclosure Schedule: (a) the Seller and each Seller Subsidiary is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, including the Purchased Assets; and (b) the Seller and the Seller Subsidiaries have not received, at any time since January 1, 2017, any notice from any Governmental Body or any other Person regarding (i) any violation of, or failure to comply with, any Legal Requirement, or (ii) any obligation on the part of the Seller or a Seller Subsidiary to undertake, or to bear all or any portion of the cost of, any environmental cleanup or any environmental remedial, corrective or response action of any nature.

(b) Since January 1, 2017, neither Seller, any Seller Subsidiary nor to Sellers’ Knowledge any officer, director, manager, or any agent, employee or independent contractor of the Seller or any Seller Subsidiary has submitted any claims for reimbursement on behalf of any Client that are in violation of, nor has engaged in any activity that is in violation of, the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of HIPAA, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including, without limitation, the following:

(i) making or causing to be made a false statement or representation in any application for any benefit or payment;

(ii) making or causing to be made a false statement or representation for use in determining rights to any benefit or payment;

(iii) soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv) offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part under a Federal Health Care Program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

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(v) any other activity that violates any state or federal Legal Requirements, permit requirements and/or Payor contractual obligations, if any, relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(c) The Seller and Seller Subsidiaries, as applicable (i) are, and have at all times been, in all material respects in compliance with HIPAA and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (including all rules and regulations thereunder) (the “HITECH Act”) and comparable state privacy and data security laws and regulations applicable to the Seller and Seller Subsidiaries; and (ii) the Seller and Seller Subsidiaries, as applicable, have used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103) (i) to the extent applicable, in accordance with any limitations set forth in its Closing Date Client or Payor agreements; and (ii) to perform functions, activities or services in accordance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security laws and regulations (to the extent not preempted by federal law). The Seller and Seller Subsidiaries have not received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or suspected violation of, or failure to comply with, HIPAA, the HITECH Act or applicable state privacy and data security laws and regulations. No breach has occurred with respect to any unsecured Protected Health Information maintained by the Seller Parties that are subject to the notification requirements of 45 C.F.R. part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state laws applicable to the Seller and/or Seller Subsidiaries, as applicable. With regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security laws and regulations, the Seller and all applicable Seller Subsidiaries have no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. The Seller Products comply with HIPAA, the HITECH Act and applicable state privacy and data security laws and regulations.

2.11 Governmental Authorizations. Part 2.11 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by the Seller or a Seller Subsidiary; and (b) each other Governmental Authorization that is held by any employee of the Seller and relates to or is used in connection with the Business. The Seller Parties have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.11 of the Disclosure Schedule: (i) the Seller and Seller Subsidiaries are and have at all times since January 1, 2017 been in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.11 of the Disclosure Schedule; (ii) since January 1, 2017, the Seller and Seller Subsidiaries have not received any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization; and (iii) since January 1, 2017, all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.11 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.11 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller and Seller Subsidiaries to conduct the Business in the manner in which the Business is currently being conducted, and (ii) to permit the Seller and Seller Subsidiaries to own and use the Purchased Assets in the manner in which they are currently owned and used.

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2.12 Tax Matters. Except as set forth in Part 2.12 of the Disclosure Schedule:

(a) The Seller and Seller Subsidiaries, as applicable have filed all Tax Returns or will file Tax Returns under applicable Legal Requirements. Seller and Seller Subsidiaries, as applicable represent that all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Seller and Seller Subsidiaries, as applicable (whether or not shown on any Tax Return) have been paid. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller and Seller Subsidiaries, as applicable.

(b) The Seller and Seller Subsidiaries, as applicable have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third Party.

(c) No Proceedings with respect to any Tax is pending or being conducted with respect to the Seller and Seller Subsidiaries, as applicable. The Seller and Seller Subsidiaries, as applicable have not received from any Governmental Body any (i) written (A) notice indicating an intent to open an audit or other review for any Tax Return, (B) request for information related to a Tax matter, or (C) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Seller and Seller Subsidiaries, as applicable or (ii) other notice since March 1, 2019 relating to any of the items referenced in Section 2.12(c)(i).

(d) Seller Parties shall, at their own cost and expense, file any and all of Seller Parties’ past-due tax returns and pay any taxes due under such past-due tax returns. Seller Parties represent and warrant that they shall bear full responsibility for the filing of such tax returns and shall indemnify Purchaser against any and all claims, proceedings, or otherwise related to such filings.

(e) Within a reasonable period of time following the Closing Date, Seller Parties shall provide to Purchaser municipal, state and county tax clearance certificates or letters demonstrating the payment of all tax liabilities with respect to the Business which, if unpaid, could impose successor or continuing liability.

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(f) The Seller Parties have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.13 Employee and Labor Matters.

(a) Part 2.13(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (including any employee of the Seller who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii) such employee’s title, primary work location, and a description of such employee’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2018;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Seller Employee Plan in which such employee participates or is eligible to participate; and

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Seller’s business.

(b) The employment of each of the Seller’s employees is terminable by the Seller at will. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Seller.

(c) Part 2.13(c) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller (exclusive of attorneys, accountants, insurance agents and other professionals who have provided services to Seller):

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Seller with respect to services performed in 2018 and for the period of 2019 prior to the Closing Date;

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(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Seller’s business.

(d) Except as set forth in Part 2.13(d) of the Disclosure Schedule, the Seller is not a Party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(e) None of the current or former independent contractors of the Seller could be reclassified as an employee. Since January 1, 2017, the Seller has not had any temporary or leased employees. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan.

2.14 Insurance. Seller and the Seller Subsidiaries maintain insurance coverage of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any such insurance policy has canceled or disclaimed Liability under any such policy and no notice of cancellation or termination has been received by Seller or any Seller Subsidiary since January 1, 2017. Part 2.14 of the Disclosure Schedule accurately sets forth with respect to each such insurance policy maintained by the Seller and the Seller Subsidiaries: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; and (ii) a description of any claims pending, and any claims that have been asserted in the past 24 months, with respect to such policy or any predecessor insurance policy. Seller Parties shall maintain their Errors and Omissions (“E&O”) insurance policy for a period of eighteen (18) months following the Closing Date at the same level of coverage for pre-Closing incidents as it exists on the Closing Date. Seller Parties shall obtain as soon as practicable after the Closing Date an Additional Insured Endorsement (“Endorsement”) effective as of the Closing Date in the form of U-ZPRO-421-A CW naming the Purchaser as an additional insured under the Zurich E&O Policy number EOC 1073609 – 01 maintained by or for the benefit of the Seller Parties, and shall maintain the Endorsement for a period of eighteen (18) months following the Closing Date. Seller Parties shall provide Purchaser with a copy of such E&O Policy and Endorsement on or before April 10, 2019.

2.15 Certain Payments. The Seller has not, and to Sellers’ Knowledge, no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller or Seller Subsidiaries has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller or Seller Subsidiaries, as applicable; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; or (d) made any payment to any Person, or provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, in either case in violation of applicable Legal Requirements for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession.

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2.16 Proceedings; Orders. Except as set forth in Part 2.16 of the Disclosure Schedule, there is no pending Proceeding that involves the Seller Parties that has had or would reasonably be expected to have a Material Adverse Effect and to Sellers’ Knowledge no Person has threatened Seller or any Seller Subsidiary in writing during the 24 months preceding the date of this Agreement to commence any such Proceeding: (i) that involves the Seller and/or any applicable Seller Subsidiaries or that otherwise relates to or might affect the Business or any of the Purchased Assets (whether or not the Seller Parties are named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.16 of the Disclosure Schedule, no Proceeding has been commenced by or against the Seller Parties during the 24 months preceding the date of this Agreement. The Seller Parties have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller Parties have access) that relate to the Proceedings identified in Part 2.16 of the Disclosure Schedule. There is no Order to which the Seller Parties, any Seller Subsidiary or any of the assets owned or used by the Seller or any Seller Subsidiary, is subject. No employee of the Seller is subject to any Order that may prohibit employee from engaging in or continuing any conduct, activity or practice relating to the Business. To Seller’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) may have a material adverse effect on the Business, or on the ability of Seller Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions

2.17 Authority; Binding Nature of Agreements.

(a) The Seller Parties have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a Party. This Agreement constitutes the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller Parties are a Party will constitute the legal, valid and binding obligation of the Seller Parties and will be enforceable against the Seller Parties in accordance with its terms.

2.18 Non-Contravention; Consents. Except as set forth in Part 2.18 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by the Seller Parties, nor the consummation or performance by the Seller Parties of any of the Transactions, or the sale and assignment of the Purchased Assets to Purchaser, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, the certificate of formation, operating agreement or other organizational documents of Seller Parties;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller Parties, or any of the assets of the Seller Parties, is subject;

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(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Purchased Assets or is held by the Seller Parties or any employee of the Seller Parties;

(d) contravene or conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Acquired Contracts;

(e) give any Person the right to (i) accelerate the maturity or performance of any Acquired Contract, or (ii) cancel, terminate or modify any Acquired Contract; or

(f) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

Except as set forth in Part 2.18 of the Disclosure Schedule, neither the Seller Parties nor the Seller Subsidiaries will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.19 Brokers. Seller has not engaged any broker in respect of the Transactions. Seller shall indemnify and hold the Purchaser harmless from and against any and all claims, demands, causes of action, debts or liabilities arising out of or on account of a claim by any broker, finder, investment banker or agent that he, she or it is entitled to a commission or fees as a result of being retained or used by the Seller.

2.20 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2, neither the Seller Parties nor any other Person on behalf of any Seller Parties makes any other express or implied representation or warranty with respect to Seller, the Seller Subsidiaries or the Business or with respect to any other information provided to Purchaser, and Seller Parties disclaim any other representations or warranties, whether made by the Seller Parties, the Seller Subsidiaries or any of their respective Affiliates, or any of the Seller’s officers, directors, employees, agents or representatives.

3. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller Parties as of the date of this Agreement as follows:

(a) Incorporation and Existence of the Purchaser. The Purchaser is a corporation duly formed and validly existing under the Laws of State of Delaware.

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(b) Validity of Agreement.

(i) The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(ii) The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(iii) This Agreement and any other agreements entered into pursuant to this Agreement to which the Purchaser is a Party constitute or will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c) Authorizations. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any consent or Authorization from any Governmental Body or any other third Party as a condition to the lawful consummation of the Transactions.

(d) No Violation. The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfillment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser under:

(i) any Legal Requirement;

(ii) any judgment, Order, writ, injunction or decree of any Governmental Body having jurisdiction over the Purchaser;

(iii) the governing documents or any resolutions of the board of directors of the Purchaser; or

(iv) the provisions of any Contract to which the Purchaser is a Party or by which it is, or any of its properties or assets are, bound.

3.2 Authority; Binding Nature of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Transactional Agreements to which it is or may become a Party, and the execution, delivery and performance of the Transactional Agreements by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Transactional Agreements at the Closing, the Transactional Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

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3.3 Non-Contravention. Neither the execution and delivery by Purchaser of any of the Transactional Agreements nor the consummation or performance by the Purchaser of the Transactions will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, the certificate of incorporation or by-laws of Purchaser; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Purchaser is a Party.

3.4 Brokers. Purchaser shall be liable for brokerage fees and expenses due to their having retained Corporate Finance Advisors, Inc. in connection with the Transactions. Purchaser shall indemnify and hold the Seller Parties harmless from and against any and all claims, demands, causes of action, debts or liabilities arising out of or on account of a claim by any other broker, finder, investment banker or agent that he, she or it is entitled to a commission or fees as a result of being retained or used by the Purchaser.

3.5 Sufficiency of Funds. Purchaser will have available at Closing immediately available funds sufficient to enable Purchaser to make payment of the Purchase Price and consummate the Transactions.

3.6 Investigation by Purchaser; Exclusivity of Representations. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE BUSINESS AND THE PURCHASED ASSETS AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 2 OF THIS AGREEMENT, PURCHASER IS ACQUIRING THE PURCHASED ASSETS BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, PURCHASER ACKNOWLEDGES THAT THE TANGIBLE PURCHASED ASSETS ARE BEING PURCHASED “AS IS, WHERE IS AND WITH ALL FAULTS”. PURCHASER AGREES THAT (i) SELLER PARTIES MAKE NO EXPRESS WARRANTIES EXCEPT THE REPRESENTATIONS AND WARRANTIES IN SECTION 2 OF THIS AGREEMENT.

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4. Indemnification.

4.1 Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Section 2 herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, with the exception of the representations and warranties contained in Sections 2.1 and 2.17 herein, (the “Seller Fundamental Representations”), which shall survive the Closing and shall remain in full force and effect for the statute of limitations, and the representation and warranties in Section 2.12 herein which shall survive the Closing and remain in full force and effect until the date that is six (6) months from the applicable statute(s) of limitations. The representations and warranties contained in Section 3 shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, with the exception of the representations and warranties contained in Section 3.1 and 3.2 herein, which shall survive the Closing and remain in full force and effect for the statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any Claim Notice (as defined in Exhibit “G”) delivered by the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

4.2 Indemnification by the Seller Parties.

(a) The Seller Parties shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are proximately suffered or incurred by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties of Seller Parties contained in this Agreement, the other Transactional Agreements, or instrument delivered by or on behalf of Seller or Seller Subsidiaries pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date;

(ii) any Breach of any of the Seller Fundamental Representations, as of the date such representation or warranty was made;

(iii) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by any of the Seller Parties pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of Seller Parties pursuant to this Agreement;

(iv) any claim against the Purchaser or any other Purchaser Indemnitee involving an Excluded Asset, other than the Assumed Liabilities and the Transitional Costs; or

(v) the proceedings relating to the case referred to as the North Carolina Class Action and customer disputes between the Seller Parties and each of 3M, KSOSN, Scripps, and South Florida Foot and Ankle, together with all related claims and Proceedings, as well as any and all Proceedings listed on Disclosure Schedule 2.16 (collectively, the “Known Claims”); or

(vi) any claim or Proceeding accruing or existing on or prior to the Closing Date, other than the Transitional Costs, against the Purchaser or any other Purchaser Indemnitee by any third party based upon, resulting from or arising out of the Business, operations, properties, Purchased Assets, actions, inactions, acts, omissions, or obligations of any of the Seller Parties, their Representatives or Affiliates conducted or existing on or prior to the Closing Date, other than the Transitional Costs.

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(vii) Any claim or Proceeding against any of the Purchaser Indemnitees by any Person based upon, resulting from or arising out of the employment of the Person by the Seller Parties, excluding any claims based on or arising out of or as a result of acts or omissions of the Purchaser in connection with the Transaction.

(viii) Any claim or Proceeding against any of the Purchaser Indemnitees by any Person based upon, resulting from or arising out of the unpaid withholding taxes disclosed on Part 2.12 of the Disclosure Schedule.

(b) Subject to Section 4.2(d), the Seller Parties shall not be required to make any indemnification payment pursuant to Section 4,2(a) for any complaint by a Client relating to Business Services performed prior to the Closing Date unless the Damages exceed $50,000 in which event the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of Damages in excess of $25,000.

(c) Subject to Section 4.2(d), without duplication of any Damages relating to a Client complaint referenced in Section 4.2(b), the Seller Parties shall not be required to make any indemnification payment pursuant to Section 4.2(a) for any Breach as set forth in Section 4.2(a) until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds $25,000. If the total amount of Damages exceeds $25,000, the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of Damages in excess of $25,000. This Section 4.2(c) shall not be applicable to claims under Sections 4.2(a)(iii), 4.2(a)(iv), 4.2(a)(v) or 5.6 herein.

(d) Notwithstanding the foregoing, or any other clause in this Agreement, the Seller Parties’ maximum liability under this Agreement for indemnification will be the Purchase Price, except for claims relating to unpaid worker’s compensation premium, unpaid unemployment insurance premium payments, pre-Closing accrued personnel costs, the Known Claims, and amounts due and owing to Governmental Bodies.

(e) The amount of any Damages for which indemnification is provided by Seller Parties shall be net of any amounts actually recovered by the Purchaser Indemnitees under insurance policies, indemnification agreements with any third parties or other sources of reimbursement in effect and applicable to such Damages (together, “Collateral Sources”). If the Purchaser Indemnitee receives an amount from any Collateral Source subsequent to any indemnification provided by the Seller Parties, the Purchaser Indemnitee shall promptly reimburse the Seller Party for any payment made or expense incurred by the Purchaser Indemnitee in connection with providing such indemnification up to such amount received by the Purchaser Indemnitee. The Purchaser Indemnitees shall use their Best Efforts to pursue and collect on any recovery available under any insurance policies.

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(f) Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnitee shall be indemnified or reimbursed for any (i) exemplary or punitive damages, lost profits or diminution in value damages or (ii) Damages that are not the probable and reasonably foreseeable result of the relevant breach or nonfulfillment, suffered or incurred by a Purchaser Indemnitee.

(g) Each Purchaser Indemnitee claiming indemnification under this Section 4.2 shall take, and cause its Affiliates to take, all reasonable steps to mitigate any claim for indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such claim for indemnification hereunder (which costs shall be subject to recovery as additional indemnified Damages of the Purchaser Indemnitee.

4.3 Indemnification by the Purchaser.

(a) The Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Damages that are proximately suffered or incurred by the Seller Indemnitees (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transactional Agreements or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, the other Transactional Agreements or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(iii) any claim or Proceeding accruing or arising on or after the Closing Date against any of the Seller Indemnitees by any Person based upon, resulting from or arising out of the employment of the Retained Employees by the Purchaser, excluding any claims based on or arising out of or as a result of acts or omissions of the Seller Parties in connection with the Transaction;

(iv) any claim or Proceeding against any of the Seller Indemnitees by any third-party based upon, resulting from or arising out of the Business, operations, properties, Purchased Assets or obligations of Purchaser or any of its Affiliates conducted, or accruing on or after the Closing Date; and

(v) the Assumed Liabilities or the Transitional Costs.

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(b) Subject to Section 4.3(c), and except for the obligations specified in Section 4.3(a)(iii) and Section 4.3(a)(iv), the Purchaser shall not be required to make any indemnification payment pursuant to Section 4.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller Indemnitees, or to which the Seller Indemnitees have otherwise become subject, exceeds $50,000 in the aggregate. If the total amount of such Damages exceeds $25,000 in the aggregate, the Seller Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages in excess of $25,000.

(c) Notwithstanding the foregoing, or any other clause in this Agreement, the Purchaser’s maximum liability under this Agreement for indemnification or otherwise will be an amount equal to the Purchase Price.

(d) Each Seller Indemnitee claiming indemnification under this Section 4.3 shall take, and cause its Affiliates to take, all reasonable steps to mitigate any claim for indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such claim for indemnification hereunder (which costs shall be subject to recovery as additional indemnified Damages of the Seller Indemnitee).

(e) The amount of any Damages for which indemnification is provided by Purchaser shall be net of any amounts actually recovered by the Seller Indemnitees under insurance policies, indemnification agreements with any third parties or other sources of reimbursement in effect and applicable to such Damages (together, “Collateral Sources”). If the Seller Indemnitee receives an amount from any Collateral Source subsequent to any indemnification provided by the Purchaser, the Seller Indemnitee shall promptly reimburse the Purchaser for any payment made or expense incurred by the Seller Parties in connection with providing such indemnification up to such amount received by the Seller Indemnitee. The Seller Indemnitees shall use their Best Efforts to pursue and collect on any recovery available under any insurance policies.

4.4 Conditions of Indemnification. The obligations and liabilities of the Purchaser and Seller Parties under Section 4.2 and 4.3, respectively, shall be subject to the procedures set forth on Exhibit “G”.

4.5 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement), shall be pursuant to the indemnification provisions set forth in Section 4.2 and Section 4.3. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in Section 4.2 and Section 4.3. Nothing in this Section 4.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

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4.6 Adjustment to Purchase Price. Unless otherwise required by Law, any payment by Purchaser or the Seller Parties under this Section 4 shall be treated by the Parties as an adjustment to the Purchase Price.

5. Certain Post-Closing Covenants.

5.1 Further Actions. From and after the Closing Date, the Seller Parties and Purchaser shall reasonably cooperate with the other Party and the other Party’s Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Seller Parties or Purchaser, as applicable, may reasonably request, for the purpose of consummating the Transactions.

5.2 Confidentiality; Publicity.

(a) Seller Parties acknowledge that Purchaser is subject to the reporting requirements of the Securities and Exchange Commission and its preferred and common stock are quoted on NASDAQ. Seller Parties agree not to use any Confidential Information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of Purchaser’s preferred or common stock (or other securities, warrants, or other forms of convertible securities outstanding or rights to acquire such securities). Seller Parties acknowledge that a purpose of this Agreement relating to confidentiality is so that Purchaser will be in compliance with Regulation FD promulgated by the Securities and Exchange Commission. Subject to Section 5.13, Seller Parties further acknowledges that Purchaser may be required to make certain public disclosures and filings with the Securities and Exchange Commission that relate to the Transactions with or without advance notice to Seller Parties.

5.3 Transition Services.

(a) To the extent such employees remain in the employ of Seller, for a period of up to and including ninety (90) days after the Closing Date, Seller shall make available to Purchaser the Transition Services Employees to assist with the orderly transition of the Business to Purchaser. Purchaser shall reimburse Seller within ten (10) days after receipt of an invoice from Seller for a pro-rata share (based on time spent working on matters relating to the transition of the Business as compared to time spent working on other matters) of Seller’s reasonable and documented out-of-pocket costs associated with the provision of the Transition Services Employees including, without limitation, all salary and wages, accrued sick days and vacation, employer taxes and health, dental, life insurance and other benefits, and specifically excluding bonuses, severance and other payments not made on a regular bi-weekly basis. Seller shall provide such transitional services to Purchaser in a manner consistent in all material respects with the manner in which such services were provided to the Business while it was operated by Seller. Seller makes no warranties, express or implied, with respect to the transitional services to be provided by the Transition Services Employees to Purchaser hereunder. At the end of each bi-weekly pay period, the Seller Parties shall evaluate the time spent by the Transition Services Employees on transition services and other services for the Seller Parties and, if they are not fully engaged in such services, may in their reasonable good faith discretion terminate the employment of the Transition Services Employees and cease providing their transition services; provided that prior to such termination the Seller Parties shall consult with the Purchaser regarding the termination and if Purchaser agrees in writing to reimburse the Seller Parties for all the Seller Parties’ out-of-pockets costs of continuing to hire any of the Transition Services Employees who the Seller Parties intend to terminate, the Seller Parties will continue to employ such Transition Services Employee and provide the transition services contemplated by this Section 5.3(a) for the period that the Purchaser has agreed to reimburse the Seller Parties for (which shall not extend beyond ninety (90) days after the Closing Date).

(i) Purchaser may, at its sole discretion, elect to offer employment to any, all, or none of the Transition Services Employees during the ninety (90) post-closing transition period. Seller Parties shall be solely responsible for any and all severance payments to any Transition Services Employee not offered employment by the Purchaser.

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(b) For a period of up to and including ninety (90) days after the Closing Date, Seller Parties shall employ their reasonable efforts to assist Purchaser, at Purchaser’s sole expense, to assist Purchaser to transition the operations of the Business to Purchaser. The transition services will be limited to the following: human capital, financial records, computer hardware and software, migration of all Business Records that has not yet been transferred, utilization of submitter identifications in use at the Closing Date, Purchaser’s use of vendor equipment not included in Exhibit “K” at Purchaser’s sole cost and expense as is necessary to continue the Business, and a coordinated plan for appropriately handling client communications that come to Seller Parties. In connection with such transition services, Seller Parties shall not be required to interact with Clients or continue to employ any personnel except the Transition Services Employees in accordance with Section 5.3(a). Purchaser shall reimburse Seller within ten (10) days after receipt of an invoice from Seller for such services. Seller Parties make no warranties, express or implied, with respect to the transitional services to be provided by the Seller Parties to Purchaser hereunder.

(c) On the Closing Date, Purchaser shall offer employment to at least eighty-percent (80%) of the In-Scope Employees engaged in the Business at the Closing Date (the “Retained Employees”). The selection of the Retained Employees shall be mutually agreeable to Purchaser and Seller. Each Retained Employee shall be offered employment with Purchaser at a salary equivalent to the salary paid to that employee by Seller at the time of Closing, and will be entitled to benefits consistent with the benefits provided to employees of Purchaser in similar positions at the time of Closing. With respect to any employee benefit plan maintained by Purchaser for the benefit of the Retained Employees who accept employment with the Purchaser, Purchaser shall recognize all service of such Retained Employees with Seller, as if such service were with Purchaser, for vesting, eligibility and accrual purposes consistent with the provisions of such benefit plans.

(i) Seller Parties shall make any and all severance payments to Seller’s In-Scope Employees engaged in the Business at the time of the Closing who are not offered employment by Purchaser. The amount of severance per employee shall not exceed the lesser of one (1) week’s compensation per full year of service, or four (4) weeks’ compensation. Purchaser shall reimburse Seller Parties in an amount equal to fifty-percent (50%) of the severance payments made by Seller to each In-Scope Employee not offered employment by Purchaser, subject to each In-Scope Employee’s execution of a mutually agreed upon severance agreement and release.

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5.4 Accounts Receivable. Seller Parties shall retain all accounts receivable invoiced prior to the Closing Date (the “Retained Receivables”). At Closing, Seller Parties will deliver to Purchaser a schedule of all Retained Receivables. During the 180-day period following the Closing Date, the Purchaser will diligently attempt to collect for the benefit of Seller Parties the Retained Receivables. Purchaser will not discount any of the Retained Receivables without the consent of Seller Parties, which shall not be unreasonably withheld. The Purchaser shall hold and pay to Seller Parties any and all proceeds of Retained Receivables received by Purchaser within ten (10) calendar days of receipt. The Purchaser acknowledges that all of the Retained Receivables remain the property of Seller Parties and Purchaser shall not acquire any beneficial right or interest therein. In the event Purchaser receives payment from a Client who has more than one invoice outstanding at the time of payment, the payment shall be applied to the invoice which such payment shall be reasonably inferred to apply to and, in the event that no such reasonable inference can be made, the payment shall be applied to the oldest outstanding invoice. Seller Parties may continue to collect any unpaid Retained Receivables after the end of such 180-day period. Seller Parties represent that the Retained Receivables reflect amounts that were invoiced by Seller in the Ordinary Course of Business and remain due and owing. After the Closing Date, Seller Parties shall promptly forward to Purchaser any Client payments that result from services invoiced by the Purchaser after the Closing Date.

5.5 Assignment of Leases. If the consent of the landlord to the assignment of any Lease intended to be assigned to Purchaser hereunder is not obtained prior to the Closing, the Seller Parties shall use their Best Efforts to cooperate to obtain the necessary consent to assign such Lease and in the interim, shall use Best Efforts to provide Purchaser with the economic and non-economic benefits of such Lease, including, without limitation, enforcing any rights under such Lease or permitting Purchaser to enforce any rights as if such Lease had been assigned or transferred to Purchaser. Purchaser shall reimburse Seller Parties promptly upon receipt of an invoice for all of the Seller Parties’ out-of-pocket expenses incurred in connection with such Lease until assigned to the Purchaser. Promptly after receipt of the landlord’s consent to the assignment of each Lease as well as proof of payment of the Lease Deposit by Seller Parties to each such landlord, the Purchaser will pay to the Seller Parties an amount equal to the Lease Deposit under such Lease.

5.6 Vendor Payments. The Seller Parties shall remain fully and finally responsible for any and all payments to any and all vendors for services provided on or before the Closing Date.

5.7 Non-Solicitation.

(a) For a period from the Closing until the third (3rd) anniversary of the Closing Date, Seller Parties shall not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business (a “Restricted Business”).

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(b) For a period from the Closing to the third (3rd) anniversary of the Closing Date, Seller Parties shall not: (i) cause, solicit, induce or encourage any Current Employee(s) of any Seller Parties who are or become employees of Purchaser or any Affiliate of Purchaser to leave such employment or (ii) cause, induce or encourage any material actual client, customer, supplier, or licensor of the Business (including any Closing Date Clients and Former Clients and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify in any material adverse respect any such actual relationship with the Purchaser.

(c) Seller Parties acknowledges that the restrictive period contained in Section 5.7(a) and (b) is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 5.7(a) and (b) be enforceable to the fullest extent permissible under the legal requirements and public policies applied in each jurisdiction in which enforcement is sought. Seller Parties specifically agrees that, in the event of a breach or threatened breach of Section 5.7(a) and (b), the Purchaser would suffer irreparable injury and damages at law would be an insufficient remedy, and the Purchaser shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

(d) Notwithstanding anything in this Section 5.7 to the contrary, the Seller Parties shall not be restricted from providing any Business Services to , its Affiliates, affiliated hospitals and other Persons that have clinical or strategic affiliations with.

5.8 Change of Name. Immediately after the Closing, the Seller shall change its name to a name that is reasonably satisfactory to Purchaser and Seller Parties; provided that the Seller shall be allowed to use such name in connection with collection of the Retained Receivables.

5.9 Transfer Taxes. The Seller Parties shall duly and timely file all Tax Returns relating to Transfer Taxes and all Transfer Taxes shall be borne equally between Seller Parties and Purchaser, and timely paid by Seller Parties. The Seller shall provide the Purchaser with a copy of each Tax Return relating to a Transfer Tax promptly after filing, together with proof of payment of any Transfer Tax shown thereon to be due.

5.10 Bulk Sales Laws. The Seller Parties and the Purchaser each hereby waive compliance with any bulk sales laws that may be applicable in connection with the Transactions.

5.11 Financial Statements.

(a) Not later than April 1, 2019, Seller Parties shall engage Wojeski & Company (the “Accounting Firm”) to conduct an audit (“Audit”) of the separate balance sheets of the Seller and Seller Subsidiaries as of December 31, 2017 and 2018 and related separate statements of income and cash flows for the years then ended (the “Annual Financial Statements”) and a review (“Review”) of the separate balance sheet of Seller and Seller Subsidiaries as of March 31, 2019 and the related separate statements of income and cash flows for the quarter then ended (the “2019 Quarterly Financial Statements”). Seller Parties will provide full cooperation and access to work papers and support materials as requested by the Accounting Firm in connection with the work required to complete the Audit and Review, which is to be completed on or before May 31, 2019. The Purchaser shall bear all of the fees and expenses of the Accounting Firm in connection with the Audit and Review. At the conclusion of the Audit, and Review Seller Parties will execute a management representation letter reasonably acceptable to the Accounting Firm and such other documents and representations reasonably requested by the Purchaser, accountants and legal advisors in furtherance of timely complying with Purchaser’s SEC requirements. The Seller Parties will use their Best Efforts so that the Financial Statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly in all material respects the financial position of the Seller Parties as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. The Seller Parties will not bear any Liability to the Purchaser if the Annual Financial Statements and 2019 Quarterly Financial Statements cannot be completed in a timely manner through no fault of the Seller Parties.

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(b) Upon execution of this Agreement, Seller Parties shall provide Purchaser the unaudited statements of operations of the Seller Parties for the years ended December 31, 2017 and December 31, 2018. Except as set forth on Part 5.11(a) of the Disclosure Schedule, Seller Parties represent that these statements of operations are fairly presented in all material respects.

5.12 Business Records. Purchaser shall maintain the Business Records in compliance with all applicable Legal Requirements. After Closing, Seller Parties shall have full access, upon reasonable advance notice to Purchaser, to the Business Records, as is reasonably necessary and subject to all applicable Legal Requirements. Prior to the destruction of any Business Records delivered to Purchaser, Purchaser shall notify Seller Parties of such proposed destruction and shall offer Seller Parties the option, exercisable within 30 days after Seller’s receipt of such notice, to retake possession and ownership of any such Business Records.

5.13 Public Announcement. Each Party shall (a) consult with each other Party before issuing any press release or otherwise making any written public statement with respect to the Transactions, (b) provide to the other Parties for review a copy of any such press release or written public statement and (c) not issue any such press release or make any such written public statement prior to such consultation and review and the receipt of the prior consent of the other Parties, which consent is not to be unreasonably withheld; provided, however, that in the case of each of clauses (a) through (c), if such Party is required by Legal Requirements applicable to such Party or its Affiliates including regulations of any stock exchange applicable to such Party or its Affiliates, the Party required to issue the press release or make written the public statement shall, prior to issuing such press release or making such written public statement, use its Best Efforts to allow the other Parties reasonable time to comment on such release or written statement to the extent practicable.

5.14 April Expenses. Promptly upon receipt of a reasonably detailed invoice, the Purchaser will reimburse the Seller Parties for the normal ordinary course of business expenses incurred by the Seller Parties in connection with the operation of the Business from April 1, 2019 through April 3, 2019.

5.15 Tax Payment. Seller Parties shall pay the unpaid withholding taxes disclosed on Part 2.12 of the Disclosure Schedule on or prior to September 1, 2019. In the event that any portion of the unpaid withholding taxes are not paid by Seller Parties by September 1, 2019, Seller Parties shall establish and fund an escrow account with all remaining outstanding withholding tax amounts from which the remaining withholding taxes shall continue to be paid

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5.16 Equipment Leases. The Seller Parties will retain responsibility for the full resolution and payment of the equipment leases and associated UCC liens related to the Dell Financing Statement and the Xerox Financing Statement. The Seller Parties will retain responsibility for the full resolution and payment of the Ricoh equipment leases and financing agreement with Wells Fargo Vendor Financial Services, LLC. The equipment under the Xerox, Ricoh and Dell leases shall remain the property of the Seller Parties. Seller Parties shall use Best Efforts to provide to Purchaser copies of the leases under this Section 5.16, including a full inventory of all items and equipment under each such lease. Seller Parties shall permit Purchaser to utilize the equipment under the Xerox, Ricoh and Dell leases for transition of the Business for a period up to ninety (90) days, as outlined in Section 5.3(b) of this Agreement. If, at the end of such 90 day period, the Purchaser desires to assume such leases and retain the equipment, the Seller Parties shall use Best Efforts to transition the leases to the Purchaser. If the leases are not transitioned to the Purchaser, upon reasonable notice by Seller Parties, Purchaser shall provide the Seller Parties access to the leased space where the Xerox, Dell and Ricoh equipment are located at a mutually convenient time to allow Seller Parties to remove and take possession of such equipment after the end of the transition period outlined in Section 5.3(b) of this Agreement. Nothwithstanding the foregoing, with respect to any other equipment used in the operation of the Business and included in the Purchased Assets that is subject to an equipment lease under which Seller Parties continue to make payments post-Closing, the Seller Parties and the Purchaser shall use Best Efforts to transition all such equipment leases to the Purchaser.

6. Termination.

6.1 Termination Events. This Agreement may be terminated prior to the Closing Date:

(a) by mutual consent of the Purchaser and Seller Parties;

(b) by either Purchaser or any Seller Parties if:

(i) the Transactions contemplated by this Agreement have not been consummated on or before April 30, 2019 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in the failure of the Transactions contemplated by this Agreement to be consummated by such time; or

(ii) there shall be any applicable Legal Requirement that (a) makes the consummation of this Transaction and other Transaction contemplated by this Agreement illegal or otherwise prohibited; or (b) enjoins a Party from consummating the acquisition and the other Transactions contemplated by this Agreement and such enjoinment shall have become final and non-appealable.

(c) by any Seller Parties, if:

(i) there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller Parties at the Closing, and such breach has not been waived by Seller Parties in writing or, to the extent curable, cured by the Purchaser within ten (10) business days after receipt by the Purchaser of written notice thereof from Seller; and

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(ii) No Seller Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement.

(d) by Purchaser, if:

(i) Purchaser shall have served notice on the Seller Parties of a Diligence Termination; or

(ii) there has been a material breach by any Seller Parties of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing and such breach has not been waived by the Purchaser or, to the extent curable, cured by the respective Seller Parties within ten (10) business days after receipt by Seller Parties of written notice thereof by the Purchaser, provided Purchaser is not in breach of any representation, warranty, covenant or agreement contained in this Agreement.

6.2 Notice. The Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice to the other Party.

6.3 Effects of Termination. In the event of termination pursuant to Section 6.1, this Agreement shall become void and of no effect without further obligation or liability of any Party (or any subsidiaries, directors, officers, employees, agents or representatives of any Party) to the other Parties hereto (except for obligations of confidentiality and non-use with respect to the other Party’s Confidential Information pursuant to the Mutual Nondisclosure Agreement, which is incorporated herein by reference) and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Section 4; provided, that no such termination shall relieve any Party from any liability or losses resulting from a knowing and/or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction document prior to the date of termination. Notwithstanding anything to the contrary contained herein, the obligations in the Mutual Nondisclosure Agreement and Sections 5.2 (Confidentiality), 6.3 (Effects of Termination), 6.4 (Fees and Expenses) and 7 (Miscellaneous) hereof shall remain in full force and effect.

6.4 Fees and Expenses. Except as otherwise specifically provided in the Agreement, all fees and expenses incurred in connection with this Agreement, the Transactions and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

7. Miscellaneous Provisions.

7.1 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

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7.2 Sole Representations and Warranties. The Parties make no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in this Agreement or in any certificate executed and delivered pursuant to this Agreement. Each Party hereby expressly negates and disclaims, and will not be liable for, any and all representations or warranties which may have been made or alleged to have been made in any other document or instrument or in any statement or information made or communicated to any other Party in any manner that is not expressly set forth in this Agreement or any a certificate executed and delivered pursuant to this Agreement.

7.3 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by electronic mail) to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other parties hereto):

if to any Seller Party:

Formativ Health Management, Inc.

Attn: Chief Executive Officer

130 East 59th Street

15th Floor

New York, NY 10022

Email: pleonard@formativhealth.com

With a copy to:

if to the Purchaser:

MTBC-Med, Inc.

7 Clyde Road

Somerset, NJ 08873

Attn: Shruti Patel, General Counsel

Facsimile: 732-227-8575

Email: spatel@MTBC.com

7.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Exchange of a signed emailed copy of the Agreement shall be deemed sufficient for the purposes of binding the parties to its constituents.

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7.6 Unattached Exhibits. The Parties acknowledge that certain Exhibits and Schedules to this Agreement to be prepared by Seller Parties or Purchaser have not been prepared or are incomplete at the time of execution of this Agreement. Seller Parties and Purchaser shall proceed with diligence and in good faith to prepare said exhibits and schedules and shall present same to the other Party for its review and approval. All Exhibits and Schedules so approved shall be initialed and dated by each Party and attached to this Agreement prior to the Closing

7.7 Specific Performance. The Parties agree that: (a) in the event of any Breach or threatened Breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the non-breaching Party nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

7.8 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller Parties.

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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7.11 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

7.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, from time to time.

(f) The word “amend” means amend, modify, supplement, or restate, and “amendment” has a correlative meaning; “any” means any one, more than one, or all; “or” means “and/or;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under GAAP.

7.13 Choice of Law and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, with the exception of its conflict of laws rules. Any action to enforce the provisions of this Agreement or arising under or by reason of this Agreement shall be brought exclusively in the courts of the State of New York.

7.14 Waiver of Jury Trial. ALL PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

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7.15 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.16 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ETRANSMEDIA TECHNOLOGY, INC.
a New York corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

FORMATIV HEALTH MANAGEMENT, INC.
a Delaware corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

ASSOCIATED BILLING SERVICES, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

DOCTORSXL HOLDINGS, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

HARRT ASSOCIATES, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MEDI BILLING SOLUTION SERVICES, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MEDI-CLAIM SERVICES, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

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MEDIGISTICS, LLC.
a Florida limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

ARCHIIVUS, LLC.
a Delaware limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

DOCTORSXL, LLC
a Nevada limited liability company

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

ASSOCIATED BILLING SERVICES, INC.
an Arizona corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MEDICAL BILLING SOLUTION SERVICES, INC.
a Pennsylvania corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MEDI-CLAIM SERVICES, INC.
a Delaware corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MEDIGISTICS, INC.
an Ohio corporation

By:	/s/ Laurence Kraemer
Name:	Laurence Kraemer
Title:	Secretary

MTBC-MED, INC.,
a Delaware corporation

By:	/s/ Shruti Patel
Name:	Shruti Patel
Title:	General Counsel

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